Exhibit 10.58

TECHNOLOGY LICENSE AGREEMENT

between

ADA-ES, INC.,

as Licensor,

and

CLEAN COAL SOLUTIONS, LLC,

as Licensee

dated as of July 27, 2012

*	Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information will be separately filed with the Securities and Exchange Commission.

-i-

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”), dated as of July 27, 2012 (the “Effective Date”), is by and between ADA-ES, Inc., a Colorado corporation (“Licensor”), and Clean Coal Solutions, LLC, a Colorado limited liability company (“Licensee”). Licensor and Licensee are referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

Licensor is the owner of all right, title and interest in and to (a) the technology commonly referred to as the M-45 technology, which technology includes two separate inorganic chemicals used to reduce emissions of nitrogen oxide (NOx) and mercury emissions and is further described in Exhibit A hereto, which shall be amended on an annual basis to capture Improvements (as defined below) (the “M-45 Technology”), and (b) the Patents and Know-How (each as defined below);

The Parties have agreed to expand the current venture between them to produce refined coal that qualifies for Section 45 Tax Credits or Similar Tax Credits (each as defined below) by utilizing the M-45 Technology; and

In connection therewith, Licensor desires to license the Technology (as defined below) to Licensee, and Licensee desires to receive a license under and to the Technology from Licensor for the sole purpose of making the Licensed Property (as defined below) and producing Refined Coal (as defined below), all on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS.

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms below:

“Additional Facility Deposit” has the meaning set forth in Section 3.3(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means (a) the ownership of fifty percent (50%) or more of the equity interest in a Person, or (b) the power, by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person.

“Agreement” has the meaning set forth in the opening paragraph hereof.

“Amortization Reduction Event” has the meaning set forth in Section 3.4.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, notification, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority, and (c) decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

“Arch Agreement” has the meaning set forth in Section 2.4.

“Arch Coal” has the meaning set forth in Section 2.4.

“Assignment” has the meaning set forth in Section 11.5.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., or any similar federal or state law.

“CCSS” has the meaning set forth in Section 4.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and guidance issued in conjunction therewith.

“Claims Notice” has the meaning set forth in Section 9.4.

“Deposit” or “Deposits” has the meaning set forth in Section 3.3(e).

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Excluded Licensee Improvements” has the meaning set forth in Section 4.3(b).

“Facility” has the meaning set forth in Section 3.3(b).

“Governmental Authority” means a federal, state, or local governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Improvements” means those modifications, revisions, derivations, updates, enhancements and improvements of and to the Technology or the Licensed Property (but excluding New Technology) made during the term of this Agreement. As a point of clarification, so long as both Chemical Reagents (as defined in Exhibit A) are being used in some form * formulation or purity *, an Improvement could include the development or use of one or more additional additives, or handling equipment, to be used along with both Chemical Reagents to enhance the reduction of NOx and/or mercury emissions (in the context of the overall intention to reduce both NOx and mercury emissions) or to improve the process related to storage, handling or application of the Chemical Reagents.

“Indemnified Party” means a Party entitled to indemnification by an Indemnifying Party hereunder.

“Indemnifying Party” means a Party obligated to indemnify an Indemnified Party hereunder.

“Initial Deposit” has the meaning set forth in Section 3.3(a).

“Know-How” means technical information, ideas, concepts, confidential information, trade secrets, know-how, discoveries, inventions, processes, methods, formulas, source and object codes, data, programs, other works of authorship, improvements, developments, designs and techniques related to the production of Refined Coal or Mercury Only Emission Control (excluding New Technology) other than as embodied in the Patents, that are owned or controlled by Licensor during the Term and that are necessary or desirable to use the Technology or the Licensed Property for the purpose of the Technology License.

“Licensed Property” means any products, processes or methods solely related to the production of Refined Coal (excluding New Technology) and intended (other than in the case of Mercury Only Emission Control) to achieve both nitrogen oxide (NOx) and mercury emission reductions, whether such products, processes or methods are owned or licensed by Licensor now or hereafter, that are (a) covered by any Valid Claim(s) contained in any of the Patents, (b) based on the Know-How, and/or (c) based on the products, processes or methods developed using the Technology.

“Licensee” has the meaning set forth in the opening paragraph of this Agreement.

“Licensee Improvements” has the meaning set forth in Section 4.3(b).

“Licensee Indemnified Party” has the meaning set forth in Section 9.2.

“Licensor” has the meaning set forth in the opening paragraph of this Agreement.

“Licensor Improvements” has the meaning set forth in Section 4.2.

“Licensor Indemnified Party” has the meaning set forth in Section 9.3(b).

“Loss” means losses (but expressly excluding any lost or disallowed tax credits), liabilities, demands, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties, costs and expenses (including litigation and arbitration costs and reasonable attorneys’ and experts’ fees and expenses).

“Mercury Only Emission Control” means the use of the Technology or Licensed Property for the primary purpose of decreasing the emissions of mercury from coal-fired boilers using any type of coal or blend of coals, but without the intention of also decreasing emissions of nitrogen oxide (NOx) or otherwise for qualifying for Section 45 Tax Credits or a Similar Tax Credit.

“Mercury Control Royalty” has the meaning set forth in Section 3.1(c).

“Mercury Control Royalty Payment” has the meaning set forth in Section 3.2.

“Mercury Control Royalty Period” has the meaning set forth in Section 3.2.

“Monetization Condition” has the meaning set forth in Section 3.3(e).

“Monetization Deposit” has the meaning set forth in Section 3.3(e).

“Net Deposit Amount” has the meaning set forth in Section 3.5.

“New Patents” has the meaning set forth in Section 8.1.

“New Technology” means any know-how, technology, or process (a) that does not include the use of both Chemical Reagents described in Exhibit A in some form *, formulation or purity * or (b) replaces one or both of the of the Chemical Reagents; or (c) is intended to effect reduction of emissions other than NOx and/or mercury.

“Non-Coal Application” has the meaning set forth in Section 2.5.

“Non-Coal Fuel” has the meaning set forth in Section 2.5.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of Clean Coal Solutions, LLC, dated as of May 27, 2011, amended effective as of July 31, 2011, and as it may be further amended from time to time.

“Other Contractual Arrangements” has the meaning set forth in Section 3.4.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means:

(a) U.S. Patent Application No 13/471,015, entitled “Process to reduce emissions of nitrogen oxides and mercury from coal-fired boilers,” filed May 14, 2012, which Application claims the benefits of U.S. Provisional Application Serial No. 61/486,217, filed May 13, 2011, and Serial No. 61/543,196, filed October 4, 2011, of the same title, each of which was incorporated into the Application by reference.

(b) any and all continuations, continuations-in-part, and divisionals, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions thereof, as well as any foreign counterparts, continuations, continuations-in-part or divisions thereof and patents and patent applications on any improvements, advancements, modifications, revisions or developments to the subject matter claimed in the aforesaid patents that are developed by or for Licensor, together with any other patents (U.S. or foreign and even if not listed herein) that share a common claim of priority with said patents or that, as mutually agreed upon in good faith by the Parties, cover inventions substantially similar to said patents.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“PRB” means sub-bituminous coals mined from the Powder River Basin.

“* Deposit” has the meaning set forth in Section 3.3(c).

“* Facility” has the meaning set forth in Section 3.3(c).

“Refined Coal” means a liquid, gaseous or solid fuel produced from coal solely through application of the Technology or use of the Licensed Property that achieves both nitrogen oxide (NOx) and mercury emission reductions, and that produces valid Section 45 Tax Credits or a Similar Tax Credit.

“Refined Coal Royalty” has the meaning set forth in Section 3.1(a).

“Refined Coal Royalty Payment” has the meaning set forth in Section 3.2.

“Refined Coal Royalty Period” has the meaning set forth in Section 3.2.

“Repayment Agreement” means that certain Agreement Regarding Repayment, dated November 3, 2011, by and between Licensor and Licensee.

“Royalty Stoppage” has the meaning set forth in Section 3.5.

“Secondary Deposit” has the meaning set forth in Section 3.3(b).

“Section 45 Tax Credits” means the tax credits provided for under Section 45 of the Code and/or under any amendment or re-codification of Section 45 of the Code for the production and sale of Refined Coal and otherwise meeting all the requirements of Section 45 of the Code.

“Side Letter” has the meaning set forth in Section 11.3.

“Similar Tax Credit” has the meaning set forth in Section 2.1(a).

“Subject Utility” has the meaning set forth in Section 2.1(b).

“Sublicensee” has the meaning set forth in Section 2.2.

“Tax Credit Term” has the meaning set forth in Section 2.1(a).

“Technology” means the M-45 Technology (which requires both Chemical Reagents described in Exhibit A), the Patents, the Know-How, and any and all Improvements (excluding Excluded Licensee Improvements and New Technology), as well as any Know-How (excluding Excluded Licensee Improvements and New Technology) developed or acquired after the Effective Date which is related to the subject matter in any of the Patents, whether or not such Know-How becomes the subject of a patent application during the Term.

“Technology License” has the meaning set forth in Section 2.1(c).

“Technology Sublicense” has the meaning set forth in Section 2.2.

“Term” means the period commencing on the Effective Date and ending on the date provided in Section 5.1.

“Territory” means the United States of America and its territories and possessions.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Third Party Rights Holder” has the meaning set forth in Section 9.2.

“Trade Secrets” has the meaning set forth in Section 9.5.

“Valid Claim(s)” means any claim contained in an issued and unexpired patent included within the Patents that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II.

GRANT OF LICENSE.

2.1 License Grant. Licensor hereby grants to Licensee the following:

(a) an exclusive (subject to Section 2.3), non-transferable (except as set forth in Section 11.5), royalty-bearing right and license during the period between the Effective Date of this Agreement until the expiration of the later of (i) the Section 45 Tax Credits for the production of Refined Coal (taking into account any extensions or the pendency of any proposed extension thereof) (the “Tax Credit Term”), or (ii) any similar tax credit enacted after the Effective Date, but within one (1) year of the expiration of the Section 45 Tax Credits, which tax credit (a “Similar Tax Credit”) provides for the production of a coal-based fuel (pre-combustion) that emits, when combusted, a lower level of both NOx and mercury emissions, in the Territory, with the right to sublicense through multiple tiers of Sublicensees (as defined in Section 2.2 below), in, to and under the Technology to make or have made the Licensed Property and to use the Technology and Licensed Property in connection with any rank of coal or blends of one or more ranks of coal (except to the extent excluded below) and in any type of coal-fired boiler for the sole purpose of the production of Refined Coal; provided, however, that the foregoing license shall not include the right of Licensee to use the Technology or Licensed Property in connection with the application of additives included in the Technology or Licensed Property (including Improvements) to any PRB at mines and sites (including coal processing sites) in the Powder River Basin or during transportation of the PRB from such mines and sites to the first delivery point (i.e. during the originating mode of transportation by train, railcar or other methods), and

(b) subject to Section 2.4, during the Term of this Agreement, a limited, non-exclusive, non-transferable, royalty-bearing right and license, in the Territory, with the right to sublicense (through multiple tiers of Sublicensees (as defined in Section 2.2. below)) to any utility that (i) burns or has burned Refined Coal produced by (A) one or more of the twenty-eight (28) Facilities placed in service by Licensee or one or more of its Affiliates on or before December 31, 2011, or (B) a Facility placed in service after December 31, 2011 by Licensee or one or more of its Affiliates, pursuant to any extensions of the placed in service deadline of the

Section 45 Tax Credits or the enactment of a Similar Tax Credit; and (ii) generated Section 45 Tax Credits or a Similar Tax Credit thereon pursuant to a long-term agreement for the use of Refined Coal (each, a “Subject Utility”), in, to and under the Technology to make or have made the Licensed Property and to use the Technology and Licensed Property solely in connection with coal that has been delivered to a Subject Utility, for use in the same Subject Utility boiler that burns or burned the Refined Coal, for the purpose of Mercury Only Emission Control, and

(c) for each of Section 2.1(a) and 2.1(b), the license grant includes without limitation the marketing, distribution, sale, offer for sale, lease, import, or other disposition thereof (subsections (a), (b), and (c) of this Section 2.1, collectively, the “Technology License”).

2.2 Sublicensing. Licensee may, from time to time, sublicense to one or more third parties, including without limitation a Subject Utility (each, a “Sublicensee” and collectively “Sublicensees”), any or all rights under the license grant specified in Section 2.1(a) and/or Section 2.1(b) above pursuant to a written sublicense agreement, in form substantially similar to the form attached hereto as Exhibit B (each, a “Technology Sublicense”), except in the event Licensee proposes to enter into a Technology Sublicense under the license grant specified in Section 2.1(b) above, Licensor must give advance written approval of the final version of the Technology Sublicense (including the pricing and duration) and Licensor shall not indemnify or defend Licensee or any Sublicensee against Third Party Claims by Third Party Rights Holders as defined in Sections 9.2 and 9.4 herein with respect to such Sublicensee or the Technology Sublicense. Subject to Licensor’s approval, which shall not be unreasonably withheld, conditioned, or delayed, a Sublicensee may, from time to time, sublicense to any third party involved in the production of Refined Coal or a third party involved in the production of coal on behalf of a Subject Utility, for the purpose of Mercury Only Emissions Control (as described in Section 2.1(b)), any or all rights that said Sublicensee has under a Technology Sublicense.

2.3 Exclusivity. The Technology License specified in Section 2.1(a) above shall be exclusive, including as to Licensor, except with respect to Licensor’s use of the Technology and Licensed Property to create Improvements and to provide technical assistance to Licensee pursuant to Section 4.1.

2.4 Clarification to Exclusive License. The Parties acknowledge the existence of that certain license agreement (the “Arch Agreement”) dated June 25, 2010 by and between Licensor and Arch Coal, Inc. (“Arch Coal”), which has been publicly disclosed, whereby Licensor has granted to Arch Coal an exclusive license to apply additives to PRB at certain specified locations for the purpose of reducing emissions of mercury from PRB burned in coal-fired boilers. Licensor represents, warrants, and covenants that the Arch Agreement shall not be modified in any manner which would grant Arch Coal any license or other rights or which would materially infringe or impair the rights that have been exclusively granted to Licensee under this Agreement, without Licensee’s prior written consent, which consent Licensee may grant or withhold in its sole and absolute discretion. Licensee agrees that the Technology and Licensed Property may be licensed by Licensor to any third party (including Arch Coal) for use on any type of coal, applied in any location, for any type of coal fired boiler for the purpose of Mercury Only Emissions Control, except that Licensor may not license the Technology and Licensed Property to a Subject Utility that is then sublicensing the Technology and Licensed Property from Licensee in accordance with Section 2.1(b), above, for use in the same Subject Utility boiler for which such Technology Sublicense was granted for the purpose of Mercury Only Emissions Control.

2.5 Non Coal Fuel. The Parties acknowledge that in connection with Licensee’s use of the Technology and Licensed Property in accordance with the Technology License, Licensee or one or more Sublicensees may, at one or more Facilities, apply the additives included in the Technology or Licensed Property to combustible materials or fuels (other than coal) that the operator of the coal-fired boiler has chosen to add along with the coal being used to produce the Refined Coal (such materials or fuels other than coal hereafter referred to as “Non-Coal Fuel”). Licensor and Licensee acknowledge and agree that with respect to the application of such additives to any Non-Coal Fuel occurring while the additives are added to the coal (“Non-Coal Application”), by Licensee or any Sublicensee in connection with the Technology License or any Technology Sublicense: (a) such Non-Coal Application shall not constitute or be deemed a breach or violation of the Technology License or any Technology Sublicense by Licensee, (b) Licensor gives no representations, warranties or other assurance of any type or nature as to the benefit, detriment or any other effect or impact of such Non-Coal Application on the Technology, Licensed Property, equipment (including the boiler) or physical facilities; and (c) Licensor will not indemnify any Loss for which Licensor has an indemnification obligation under Section 9.2 of this Agreement to the extent such Loss is based upon a claim that would not have arisen but for the Non-Coal Application.

ARTICLE III.

ROYALTIES AND PAYMENTS.

3.1 Subject to all other terms and conditions of this Agreement, Licensee will pay to Licensor:

(a) subject to Section 3.4 below and during the Tax Credit Term, a royalty (the “Refined Coal Royalty”) of * on the per-ton, pre-tax margin of Refined Coal that (a) is produced pursuant to the Technology License or any Technology Sublicense, and (b) produces a valid and verifiable Section 45 Tax Credit; provided, however, that such per-ton, pre-tax margin of Refined Coal shall (i) be net of all directly allocable operating expenses and all utility payments incurred by Licensee or a Sublicensee, as applicable, in connection with the production and sale of the Refined Coal, and (ii) exclude any and all closing payments of cash or prepayments of applicable lease rents and any associated non-cash amortization thereof (or similar payments under non-lease structures). For the avoidance of doubt, an example of how the Refined Coal Royalty would be calculated in accordance with Section 3.1(a) is included in Schedule 3.1(a) hereto.

(b) subject to Section 3.4 below and during the Tax Credit Term, in the event that Licensee (or a Licensee Affiliate) does not monetize a Facility with a third party and instead opts to retain the Section 45 Tax Credits from that Facility for Licensee’s (or Licensee Affiliate’s) own benefit, such that there is no per-ton, pre-tax margin for the Refined Coal produced by such Facility, the Refined Coal Royalty for the Refined Coal produced by such Facility will be * of the Section 45 Tax Credits claimed by Licensee (or a Licensee Affiliate), or their respective owners, on the Refined Coal produced by such Facility net of all directly allocable operating expenses and all utility payments incurred by Licensee (or a Licensee

Affiliate) in connection with the production and sale of such Refined Coal. For the avoidance of doubt, an example of how the Refined Coal Royalty would be calculated in accordance with Section 3.1(b) is included as part of Schedule 3.1(a) hereto.

(c) during the Term of this Agreement, a royalty (the “Mercury Control Royalty”) of * of the revenue, net of all direct expenses, received by Licensee as a direct result of Licensee’s exercise of the license specified in Section 2.1(b) above. For the avoidance of doubt, an example of how the Mercury Control Royalty would be calculated in accordance with Section 3.1(c) is included in Schedule 3.1(c) hereto.

3.2 Subject to Sections 3.3 and 3.4 below, Licensee will pay to Licensor the Refined Coal Royalty (each, a “Refined Coal Royalty Payment”) on a quarterly basis during the Tax Credit Term within sixty (60) days of the end of each quarter of a calendar year commencing with the calendar quarter ending June 30, 2012 (each such period, a “Refined Coal Royalty Period”) on Refined Coal with respect to which a Refined Coal Royalty Payment obligation has accrued during the immediately preceding Refined Coal Royalty Period. During the Term of this Agreement, Licensee will pay to Licensor the Mercury Control Royalty (each, a “Mercury Control Royalty Payment”) on a quarterly basis within sixty (60) days of the end of each quarter of a calendar year (each period, a “Mercury Control Royalty Period”) with respect to Licensee’s exercise of the license specified in Section 2.1(b) and for which a Mercury Control Royalty Payment obligation has accrued during the immediately preceding Mercury Control Royalty Period. Each Refined Coal Royalty Payment and Mercury Control Royalty Payment will be accompanied by a report identifying in reasonable detail the calculation of the royalty due for the relevant royalty period. Notwithstanding any provision to the contrary herein, Licensee has the right to offset any amounts that Licensee has the right to recover pursuant to this Agreement against any Refined Coal Royalty Payments and/or Mercury Control Royalty Payments due and owing under this Agreement, the application of which shall be determined by Licensee in its sole discretion.

3.3 Subject to the conditions set forth in this Section 3.3, Licensee shall pre-pay the Refined Coal Royalty up to an amount of ten million dollars ($10,000,000) by paying to Licensor the following deposit amounts, of which a total of two million dollars ($2,000,000) has been paid by Licensee as of the Effective Date of this Agreement in accordance with Section 3.3(a) below, and all of which shall be refundable pursuant to and in accordance with the provisions of Section 3.5 of this Agreement:

(a) a deposit in the amount of two million dollars ($2,000,000) (the “Initial Deposit”), which amount was paid by Licensee on or about November 4, 2011;

(b) subject to Licensee’s receipt of a deposit of at least * in connection with the placing-in-service by Licensee of any facility producing Refined Coal (each, a “Facility”), a deposit in the amount of * (the “Secondary Deposit”);

(c) following completion of successful performance testing of the Technology and Licensed Property in a Facility at the power plant known as the * located near * (the * Facility”) (including successful completion of CEMS testing no less stringent than that undertaken at the power plant known as the * located near * and the power plant known as the *

located near * a deposit in the amount of * (the “* Deposit”) upon the first to occur of the following events: (i) the execution of a letter of intent with * or other authorized entity for the long-term use of the Technology and Licensed Property at the * Facility, or (ii) if Licensee (or one of its Affiliates) elects to operate the * Facility on its own behalf (rather than monetize the Section 45 Tax Credits that would be produced by the * Facility through a third party), the execution of documentation with any power generating company allowing long-term use of the Technology and Licensed Property at such power generating company’s site;

(d) since Licensee placed in service, prior to December 31, 2011, an additional five (5) Facilities that use the Technology and Licensed Property, a deposit in the amount of * (the “Additional Facility Deposit”); and

(e) upon Licensee closing transactions for the monetization of Section 45 Tax Credits no later than December 31, 2012, for an approximate capacity of * tons of Refined Coal per year, generated at Facilities using the Technology and Licensed Property, at a monetization rate which provides a total economic benefit to Licensee of not less than * per * of Section 45 Tax Credits (the “Monetization Condition”), a deposit in the amount of * (the “Monetization Deposit,” and collectively with the Initial Deposit, the Secondary Deposit, the * Deposit, and the Additional Facility Deposit, the “Deposits,” and each individually, a “Deposit”).

The Parties acknowledge and agree that Licensee has paid the Initial Deposit, but owes Licensor the Secondary Deposit and the Additional Facility Deposit in a total amount of *. Licensee shall be entitled to defer payment of any Deposit, in the event Licensee determines, in its sole discretion, that such deferral is necessary in order to provide Licensee a reasonable amount of capital to continue to operate its business and to timely pay its obligations to third parties. Pursuant to the foregoing, Licensee has determined to defer payment of the Secondary Deposit and the Additional Facility Deposit pending availability of increased working capital and will pay interest on such amounts as set forth below. Without limiting the foregoing, and subject to the Operating Agreement (defined in Section 3.4 below), Licensee agrees that it will not make any discretionary distributions to its Members (as defined in the Operating Agreement) until Licensee pays in full all Deposits due and owing pursuant to this Article III. In the event that Licensee elects to defer payment when a Deposit is due, Licensee shall pay interest on the deferred Deposit at the rate of * per annum, commencing on January 1, 2012 or on such later date that such Deposit would have become due had Licensee not elected to defer payment of such Deposit, until such Deposit is paid in full.

3.4 Notwithstanding any other provision in this Article III, until such time as the amount of the Deposits actually paid by Licensee have been fully amortized, (i) the Refined Coal Royalty shall be reduced by thirty-three and one-third percent (33 1/3%) upon the documented closing of a monetization transaction or commencement of operation by Licensee (or a Licensee Affiliate) on its own behalf involving Section 45 Tax Credits produced by Facilities utilizing the Technology and the Licensed Property and producing more than * tons of Refined Coal per year (the “Amortization Reduction Event”), and (ii) until the occurrence of the Amortization Reduction Event, the amount of the Refined Coal Royalty otherwise payable pursuant to this Agreement shall be reduced by fifty percent (50%). Notwithstanding the foregoing, if, for any reason, Licensee reasonably expects that the reduction in the amount of the Refined Coal Royalty otherwise payable to Licensor pursuant to this Section 3.4 will not fully amortize the remaining Deposits within the projected remaining cash flows from the active refined coal projects of Licensee or its affiliates utilizing the Technology and the Licensed Property, each of (a) the Refined Coal Royalty Payments, and (b) any royalties or other payments payable by Licensee to Licensor on and subject to the terms agreed in any agreements that may be entered into between Licensee and Licensor (“Other Contractual Arrangements”), shall be adjusted as appropriate to ensure that the remaining amount of such Deposits shall fully amortize so as to match the remaining projected payments that would otherwise be due to Licensor under the Refined Coal Royalty Payments or any Other Contractual Arrangements. If Licensee reasonably expects that adjustments pursuant to the previous sentence (including without limitation increasing the amortization percentages against Refined Coal Royalty Payments pursuant to this Section 3.4 to an amount equaling 100% of such payments) are insufficient to fully amortize the remaining Deposits, then the Parties will agree the method and amount by which distributions payable to Licensor pursuant to the Operating Agreement may be adjusted as appropriate to ensure that the remaining amount of such Deposits shall fully amortize within the projected remaining active operation of projects of Licensee or its affiliates utilizing the Technology and the Licensed Property.

3.5 The aggregate amount of all Deposits actually paid by Licensee pursuant to Section 3.3 above less the amount of such Deposits applied toward Refined Coal Royalty Payments pursuant to the amortization required by Section 3.4 above (the “Net Deposit Amount”) shall be required to be repaid in full by Licensor upon written notice from Licensee in the event that no Refined Coal Royalties have been accrued or paid for a period of six (6) consecutive months and, in the reasonable opinion of Licensee, no Refined Coal Royalties are expected to be paid or accrued in the next ninety (90) day period (a “Royalty Stoppage”). Upon the occurrence of a Royalty Stoppage, Licensee shall notify Licensor in writing, together with a calculation of the Net Deposit Amount. Licensor shall have thirty (30) days to review the calculation of the Net Deposit Amount and if there is no disagreement over the calculated amount, Licensor shall pay the calculated amount within thirty (30) days after completion of Licensor’s review. In the event that there is a disagreement with regard to the correct calculation of the Net Deposit Amount, the parties agree to work together in good faith to resolve the disagreement and agree as to the Net Deposit Amount. Upon mutual agreement of the Net Deposit Amount, Licensor shall pay the agreed amount within thirty (30) days. Licensor shall be entitled to defer payment of all or part of the agreed Net Deposit Amount for up to ninety (90) days after the due date in the event Licensor determines, in its sole discretion, that such deferral is necessary in order to provide Licensor a reasonable amount of capital to continue to operate its business and to timely pay its obligations to third parties. In the event that Licensor elects to defer payment of all or part of the Net Deposit Amount, Licensor shall pay interest on the deferred Net Deposit Amount at the rate of * per annum, commencing on the date the parties have agreed the Net Deposit Amount until the Net Deposit Amount is paid in full.

ARTICLE IV.

TECHNICAL ASSISTANCE; IMPROVEMENTS.

4.1 Technical Assistance. Licensor’s executive team shall be available and use commercially reasonable efforts to provide any technical assistance to Licensee relating to the use of the Technology and the development, marketing and deployment of the Licensed Property without charge to Licensee. In the event that Licensee requires additional technical assistance, or the assistance of Licensor’s technical services personnel, then Licensor shall provide such assistance at the preferred rates and under the terms mutually agreed by the Parties at the time such assistance is requested.

4.2 Licensor Improvements. All Improvements conceived, discovered, created, developed or acquired by or on behalf of Licensor (including by Licensee and Licensor jointly) after the Effective Date (collectively, “Licensor Improvements”) shall be owned by Licensor and shall, automatically without any further action by either Party, be included within the Licensed Property and the Technology and thereby made a part of the Technology License and any Technology Sublicense. Licensee hereby assigns to Licensor all of its right, title and interest in and to all such Licensor Improvements. Licensor shall promptly and fully advise Licensee in writing of any Licensor Improvements created by Licensor without Licensee, but in no event less frequently than annually. The expenses of filing and prosecuting any patent application relating to Licensor Improvements will be borne by Licensor.

4.3 Licensee Improvements.

(a) Any Improvements conceived, discovered, created, developed or acquired by or on behalf of Licensee (except those Improvements made jointly with Licensor which are addressed in Section 4.2 above), during the Term, and any other ideas or inventions created or discovered by Licensee pursuant to its exercise of the Technology License (collectively, “Licensee Improvements”) shall be owned by Licensor and shall, automatically without any further action by either Party, be included within the Licensed Property and the Technology and thereby made a part of the Technology License and any Technology Sublicense. In the event that Licensee intends to pursue or create an Improvement that will be deemed to be a Licensee Improvement if Licensor does not participate in creating the Improvement, Licensee shall provide Licensor with advance written notice of its intention to create an Improvement, and the Parties will discuss whether or not such Improvement should be developed by Licensor, or by Licensee and Licensor jointly, rather than being a Licensee Improvement, provided that following such notice and discussion Licensee’s Board (in accordance with the requirements of the Operating Agreement) may in its sole discretion determine to pursue such Improvement as a Licensee Improvement. Licensee’s failure to inform Licensor of its intention to create an Improvement as stated above, or to inform Licensor of Improvements of which it becomes aware as stated below, will not impact Licensor’s ownership of such Licensee Improvements, but Licensor shall not indemnify or defend Licensee or any Sublicensee against Third Party Claims by Third Party Rights Holders as defined in Sections 9.2 and 9.4 herein to the extent such Third Party Claim is attributable to Licensee Improvements that Licensee did not disclose to Licensor in accordance with this Agreement.

(b) In the event that Licensee conceives, discovers, creates, develops or acquires a Licensee Improvement in accordance with this Agreement, Licensee will advise Licensor in writing that it has developed such Licensee Improvement, including reasonable details describing such Licensee Improvement. Thereafter Licensor has the option to waive its right to require the assignment of any such Licensee Improvement by providing written notice to Licensee of such waiver within one hundred twenty (120) days after receipt of notice and details of such Licensee Improvement from Licensee. If Licensor does not exercise such option Licensee shall assign to Licensor all of Licensee’s right, title and interest in and to such Licensee

Improvement. If Licensor exercises such option by transmitting written notice thereof to Licensee, then upon the receipt of such written notice by Licensee of Licensor’s election to waive title to such Licensee Improvement, such Licensee Improvement shall thereafter be an “Excluded Licensee Improvement” and (i) Licensee shall retain exclusive ownership of the Excluded Licensee Improvement, and Licensee shall have the unencumbered right to use, sell, license, sublicense, and otherwise exploit such Excluded Licensee Improvement; and (ii) Licensor hereby grants to Licensee a non-exclusive, perpetual, irrevocable, non-transferrable (except as set forth in Section 11.5) royalty-bearing license to use the Technology and/or Licensed Property in the Territory to the extent necessary for Licensee’s use and exploitation of any Excluded Licensee Improvements solely for the purpose of the production of Refined Coal by a Facility that (A) uses the Licensed Property, (B) was placed in service by Licensee or one or more of its Affiliates and (C) is eligible to generate Section 45 Tax Credits or a Similar Tax Credit pursuant to a long-term agreement.

(c) Licensee shall promptly and fully advise Licensor in writing of any Licensee Improvements that are material and of which Licensee becomes aware. The expenses of filing and prosecuting any patent application relating to any Licensor Improvements and any Licensee Improvements (except for Excluded Licensee Improvement) will be borne by Licensor; provided, however that Licensee shall reasonably assist Licensor, at Licensor’s sole expense, in obtaining Licensor’s full ownership rights, including patent rights, in and to the subject Improvements. The expenses of filing and prosecuting any patent application relating to any Excluded Licensee Improvement will be borne by Licensee.

4.4 Updates Regarding Improvements to M-45 Technology. The Parties agree to use reasonable efforts to keep each other informed with regard to the existence and details around Licensor Improvements and Licensee Improvements and otherwise update the Exhibit A description of the M-45 Technology on a timely basis to reflect all such Improvements. The Parties acknowledge that Licensor Improvements may be made in connection with Licensor’s services to Licensee or to Clean Coal Solutions Services, LLC (“CCSS”) and that the standard communication between the Parties and CCSS with regard to such services will serve as notice of Improvements as required by this Agreement. The Parties further acknowledge that if Licensor receives information with respect to proposed Licensee Improvements during the standard communication between the Parties in connection with Licensor providing services to Licensee or to CCSS, such discussions will serve as discussion of proposed Licensee Improvements as required by Section 4.3 of this Agreement. Annually or more frequently upon either Party’s written request, either Party may provide the other Party with a listing of all Improvements conceived, discovered, created, developed or acquired by such Party (whether jointly by Licensor and Licensee or otherwise) or of which such Party is aware since the date of the last such update of Exhibit A. The receiving Party shall review such submission of Improvements and notify the initial Party in writing within thirty (30) days of receipt if the receiving Party disagrees with any identified Improvement, or details thereof, or proposes to add additional Improvements or details. Thereafter the Parties will negotiate in good faith to develop an agreed listing of Improvements, which listing will be incorporated into Exhibit A to describe the M-45 Technology.

ARTICLE V.

TERM AND TERMINATION.

5.1 Term. The Term shall commence on the Effective Date and terminate upon the latest to occur of (i) (A) the expiration of the Tax Credit Term, or (B) the expiration of any Similar Tax Credit; or (ii) the date on which Licensee and all Sublicensees permanently cease to provide Mercury Only Emissions Control to all Subject Utilities pursuant to the license grant specified in Section 2.1(b) herein; or (iii) such other date as provided herein.

5.2 Other Termination. Either Party may terminate this Agreement prior to the end of the Term by providing written notice to the other Party if such other Party commits a material default or breach of any representation, warranty, covenant or agreement contained herein and fails to remedy any such default or breach within thirty (30) days after receiving written notice describing in reasonable detail the material default or breach from the non-defaulting or non-breaching Party.

5.3 Effect of Termination.

(a) Upon termination of the Term pursuant to Section 5.1 or by Licensor pursuant to Section 5.2, all license rights granted to Licensee under the Technology License will terminate immediately. Upon termination of the Term by Licensee under Section 5.2, all license rights granted to Licensee under the Technology License will extend for what would have been the remainder of the Term but for such termination, except, however, that (i) Licensee shall continue to pay the Refined Coal Royalty and Mercury Control Royalty for so long as such license rights are used by Licensee, (ii) no license rights shall be exclusive as set forth in Sections 2.1(a) and 2.3 herein, and (iii) subject to Section 11.10 with regard to claims that arose prior to the date of such termination, Licensor shall have no obligations to Licensee with regard to the Agreement, the Licensed Property, the Technology, or the Technology License which accrue or arise after the date of such termination.

(b) Upon the termination of the Term pursuant to Section 5.1, each Technology Sublicense will terminate. Upon the termination of the Term pursuant to Section 5.2, Licensor will be deemed to have licensed the Technology and Licensed Property to each Sublicensee upon the same terms and conditions and as a continuation of the Technology Sublicense between Licensee and each such Sublicensee, without any further action on the part of any party and without interruption, and Licensor will execute an agreement memorializing such continuation of the Technology Sublicense upon the request of Licensee or such Sublicensee.

(c) Upon termination of the Term pursuant to this Article V, and subject to Sections 3.3 and 3.4 of this Agreement, Licensee will pay to Licensor, within ninety (90) days of the effective date of such termination, any Refined Coal Royalty Payments and Mercury Control Royalty Payments due and owing as of the date of termination.

5.4 Effect of Bankruptcy of Licensor. Licensor acknowledges and agrees that the intellectual property rights licensed to Licensee hereunder constitute “intellectual property” as such term is defined in the Bankruptcy Code and that Licensee is entitled to all of the rights of a licensee of intellectual property under Section 365(n) of the Bankruptcy Code with respect to all of such licensed rights, which rights under the Bankruptcy Code include, without limitation, the right, upon the rejection of this Agreement in any case filed under the Bankruptcy Code with respect to Licensor, to treat this Agreement as terminated or to retain Licensee’s rights under this Agreement, and under any agreements supplemental to this Agreement, with respect to such rights (including any embodiment of the rights to the extent protected by applicable non-bankruptcy law), as such rights existed immediately before Licensor’s bankruptcy case commenced. If Licensee elects to retain such licensed rights under this Agreement, then Licensee may exercise such licensed rights in accordance with the terms and conditions of this Agreement. Nothing contained herein shall limit any other rights provided to Licensee under the Bankruptcy Code, including Section 365(n) thereof.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES.

6.1 By Licensee. Licensee hereby represents and warrants to Licensor that as of the Effective Date:

(a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

(c) when executed by the Parties, this Agreement constitutes the legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) all necessary limited liability company action has been taken to authorize, and all necessary authorizations, notices and consents of any third party which are required to authorize, Licensee to execute and deliver, and to perform the transactions contemplated by, this Agreement have been obtained and remain in full force and effect; and

(e) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its limited liability company agreement or other formation or governing documents or any contract to which it is a party or by which any of its properties is bound or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any Governmental Authority applicable to it.

6.2 By Licensor. Licensor represents and warrants to Licensee that as of the Effective Date:

(a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

(c) when executed by the Parties, this Agreement constitutes the legal, valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) all necessary corporate action has been taken to authorize, and all necessary authorizations, notices and consents of any third party which are required to authorize, Licensor to execute and deliver, and to perform the transactions contemplated by, this Agreement have been obtained and remain in full force and effect;

(e) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its bylaws or other formation or governing documents or any contract to which it is a party or by which any of its properties is bound (including, without limitation, the Arch Agreement), or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any Governmental Authority applicable to it;

(f) Licensor owns all right, title and interest in and to the Technology;

(g) there are no outstanding agreements, assignments or encumbrances inconsistent or in conflict with the provisions of this Agreement;

(h) the Patents are in good standing in the United States Patent and Trademark Office and any of its foreign equivalents, and to the knowledge of Licensor, no events or circumstances exist that could have an adverse effect on the prosecution of the Patents to issuance;

(i) the manufacture, use, sale, and offer for sale of the Licensed Property and Refined Coal and the practice of the Patents and the Know-How do not infringe or misappropriate any patent, trade secret or other intellectual property right of any third party;

(j) Licensor has not received any notice alleging its noncompliance with any Applicable Law with respect to the Technology or Licensed Property or alleging that the manufacture, use, sale, and offer for sale of the Licensed Property and Refined Coal and the practice of the Patents and the Know-How infringe or misappropriate the patent, trade secret or other intellectual property right of any third party;

(k) Licensor has not threatened or initiated any claim, suit or proceeding against any third party alleging that such third party has infringed or misappropriated any rights under, in or to the Technology or the Licensed Property and, to the knowledge of Licensor, no third party is infringing or misappropriating any such rights; and

(l) the Patents and Know-How, along with know-how generally available in the coal-fired power generation industry, are all the intellectual property rights necessary for the manufacture of the Licensed Property and the production of Refined Coal.

ARTICLE VII.

LIMITATION OF LIABILITY.

WITH THE EXCEPTION OF THE PARTIES’ OBLIGATIONS UNDER ARTICLE IX OR ANY FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY EITHER PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

ARTICLE VIII.

MAINTENANCE OF PATENT RIGHTS.

At all times hereunder, Licensor shall be solely responsible for and shall pay all fees, costs or expenses of any nature required to prosecute, defend or maintain the Patents as follows:

8.1 Prosecution and Maintenance. Licensor will, at its sole expense, continue to diligently prosecute any and all patent applications in the Patents and, with respect to any Patents that issue during the Term, maintain such Patents in good standing. In connection with the prosecution of such patent applications and maintenance of the Patents, Licensor will provide to Licensee copies of all filings and material correspondence sent and received by Licensor related thereto. In addition, Licensor will, throughout the Term, use reasonable commercial efforts to maintain and enhance the scope of the Valid Claim(s) and, if any claim contained in an issued and unexpired patent included within the Patents is held unenforceable, unpatentable or invalid by a decision of a tribunal, court, or other governmental agency of competent jurisdiction, then Licensor will, at its sole expense, use reasonable commercial efforts to create, develop and/or secure functionally equivalent workarounds and, where commercially appropriate, prosecute patent applications and/or patents for the same, which patent applications and/or patents will automatically be included within the Patents. Upon Licensee’s request and at Licensee’s expense, Licensor shall file, prosecute and maintain new patent applications and/or new patents (“New Patents”) on the Technology and any Licensed Property, including any Improvements thereto, except for any Excluded Licensee Improvements. Such New Patents shall be owned by Licensor and will be deemed Patents, as defined herein, for all purposes hereof.

8.2 Failure to Prosecute or Maintain. If Licensor determines, for any reason, not to diligently prosecute or maintain any Patent(s), then Licensor shall (a) promptly give Licensee written notification of such determination at least ninety (90) days before any due date related to such prosecution or maintenance, and (b) upon Licensee’s request, prosecute or maintain such Patent(s) at Licensee’s expense. If Licensee believes that Licensor, for any reason, is not diligently prosecuting or maintaining any Patent(s), as required hereunder, then Licensee may exercise its right as Licensor’s attorney in fact, and Licensor hereby appoints Licensee as its attorney in fact for purposes of this Section 8.2, to make any filing, pay any fee (including filing and maintenance fees), and take any other actions, in Licensor’s name, to prosecute or maintain such Patent(s), and, except as relates to any New Patent(s), Licensor will promptly reimburse Licensee for all costs and expenses associated with any such actions.

ARTICLE IX.

PROTECTION OF LICENSED PROPERTY.

9.1 Enforcement of Patents.

(a) It shall be the obligation of Licensor, at its sole cost and expense, in Licensor’s name, to protect and enforce the Patents and to prosecute or settle any third party infringement of the Patents during the Term of this Agreement. At no cost to Licensee, Licensee shall join any proceeding as necessary for Licensor to protect and enforce the Patents as described above. Any recovery obtained in an action brought by Licensor shall be distributed as follows: (i) Licensor shall first be reimbursed for any and all expenses and attorneys’ fees incurred by Licensor in connection with the action; and (ii) Licensor shall be entitled to any award, whether it be for ordinary, special or punitive damages. Notwithstanding any language to the contrary, in the event that Licensee is a party to the proceeding described above, Licensee shall be entitled to the portion of any award attributable to losses or damages suffered by Licensee as a result of the third party infringement.

(b) If Licensor determines not to diligently enforce the Patents (in which case Licensor shall promptly notify Licensee in writing of the same) or if it comes to the attention of Licensee that Licensor is not diligently enforcing the Patents then, subject to the rights of Licensor and any Sublicensees of the Patents (i) Licensee will have the right to enforce the Patents and to prosecute or settle any third party infringement of the Patents during the Term of this Agreement, at Licensee’s sole expense, (ii) if requested by Licensee, Licensor will cooperate in Licensee’s prosecution or defense of any dispute resolution, litigation or settlement activities hereunder, provided that Licensee will reimburse Licensor for all reasonable costs incurred by Licensor as a result of such cooperation, and (iii) Licensee shall be entitled to the portion of any recovery obtained in an action brought by Licensee hereunder, which portion shall be distributed as follows: (A) Licensee shall first be reimbursed for any and all expenses and attorneys’ fees incurred by Licensee in connection with such action; and (B) Licensee shall be entitled to the portion of the recovery that is attributable to losses or damages suffered by Licensee as a result of the third party infringement.

9.2 Indemnity by Licensor. Licensor shall defend, indemnify and hold harmless Licensee, its Affiliates, and each of their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys (each, a “Licensee Indemnified Party”) against any Loss (including without limitation any Loss first suffered by a customer of a Licensee Indemnified Party for which the Licensee Indemnified Party becomes responsible) arising from or in connection with (i) any claim that the Technology, including any Improvements (other than Excluded Licensee Improvements), the Licensed Property, the Know-How, or the manufacture, sale or use of Refined Coal produced using the Technology or the Licensed Property, in accordance with the exercise of the license specified in Section 2.1(a), infringes or misappropriates, directly or indirectly, a patent, trade secret, copyright, trademark or other intellectual property right of any third party (a “Third Party Rights Holder”); (ii) any challenge to the validity of any of the Patents or the rights granted to Licensee in Section 2.1(a); and (ii) any breach by Licensor of the representations and warranties in Sections 2.4 or 6.2 or any covenant by Licensor in this Agreement.

(a) Notwithstanding the foregoing, Licensor will not indemnify any Loss to the extent based upon an infringement or misappropriation of an intellectual property right of a Third Party Rights Holder that would not exist but for:

(1) with regard to the operation of the boiler: the addition, use, or presence of any material, chemical, or other type of additives that is not (i) included as an element of the Refined Coal produced using the Technology or the Licensed Property as introduced into the boiler (excluding any element present in the coal prior to such coal being converted to Refined Coal, such as bromine); or (ii) present and inherent as the result of the conventional combustion of the Refined Coal in a boiler (e.g., oxygen or other constituents inherently produced in the combustion process) being operated in a manner typical of operations prior to the date Refined Coal is first combusted in such boiler; or (iii) the use of a process step or equipment in conjunction with the operation of the boiler that is unconventional or unique to the operator of the boiler; or

(2) with regard to the production of the Refined Coal, operation of the Refined Coal Facility, or post-combustion operations, processes or activities which occur after the Refined Coal has been combusted in the boiler: the addition, use, or presence of any material, chemical, additive, product, service, equipment, component, process, design, specification, or information that is not included as an element of the Licensed Property, Know-How or Technology (including any instructions, drawings, or specifications provided by Licensor to Licensee) whether used alone or in combination with the Licensed Property, Know-How or Technology; or

(3) the addition, use, or presence of an Excluded Licensee Improvement.

(b) Licensor will also not indemnify any Loss to the extent based upon the use of the Licensed Property, Know-How or Technology after Licensor has provided the Licensee Indemnified Party with replacement for or a modification of the Licensed Property, Know-How or Technology if the alleged infringement or misappropriation would have been avoided by implementation of such replacement or modification and such replacement or modification does not adversely affect the emissions control functionality of the Refined Coal in a boiler.

(c) If any portion of the Licensed Property, Know-How or Technology becomes, or in Licensor’s opinion is likely to become, the subject of a Loss arising from this Section 9.2, then Licensor may, at its sole option and expense, either procure the right to continue using the Licensed Property, Know-How or Technology or replace or modify the Licensed Property, Know-How or Technology so it becomes non-infringing.

9.3 Indemnity by Licensee.

(a) Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates and their respective members, managers, stockholders, officers, directors, employees,

agents, representatives and attorneys (each, a “Licensor Indemnified Party”) against any Loss arising from or in connection with (i) any breach by Licensee of the representations and warranties in Section 6.1, or (ii) Licensee’s failure to comply with the terms of the grant of license specified in Article II herein.

(b) Licensee shall defend, indemnify and hold harmless each Licensor Indemnified Party against any Loss (including without limitation any Loss first suffered by a customer of a Licensor Indemnified Party for which the Licensor Indemnified Party becomes responsible) arising from or in connection with any claim that the Excluded Licensee Improvements, used alone or in combination with the Licensed Property, Technology, or Know-How infringes or misappropriates, directly or indirectly, a patent, trade secret, copyright, trademark or other intellectual property right of Third Party Rights Holder. Notwithstanding the foregoing, Licensee will not indemnify any Loss to the extent based upon: (1) an infringement or misappropriation of an intellectual property right of a Third Party Rights Holder that would not exist but for the addition, use, or presence of any material, chemical, or other type of additives that is not included as part of the Excluded Licensee Improvements used alone or in combination with the Licensed Property, Technology, or Know-How ; or (2) the use of the Excluded Licensee Improvements after Licensee has provided the Licensor Indemnified Party with replacement for or a modification of the Excluded Licensee Improvements if the alleged infringement or misappropriation would have been avoided by implementation of such replacement or modification and such replacement or modification does not adversely affect the efficacy or functionality of the Excluded Licensee Improvements. If any portion of the Excluded Licensee Improvements becomes, or in Licensee’s opinion is likely to become, the subject of a Loss arising from this Section 9.3, then Licensee may, at its sole option and expense, either procure the right to continue using the Excluded Licensee Improvements or replace or modify the Excluded Licensee Improvements so it becomes non-infringing.

9.4 Defense of Third-Party Claims. If an Indemnified Party’s claim for indemnification under Section 9.2 or Section 9.3 is based on a claim brought by a third party (including without limitation a customer of the Indemnified Party with respect to a claim brought against such customer by a Third Party Rights Holder) (a “Third Party Claim”), the Indemnifying Party shall have the right, at its sole cost and expense, to defend such Third Party Claim in the name or on behalf of the Indemnified Party. The Indemnified Party will give the Indemnifying Party prompt written notice of any such Third Party Claim (a “Claims Notice”) and reasonably cooperate with the Indemnifying Party in the defense and settlement of the Third Party Claim. The Indemnified Party’s failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation which Licensor would otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party has been materially prejudiced by such failure to so notify. Notwithstanding the foregoing, an Indemnified Party shall have the right (following notice to the Indemnifying Party) to retain its own counsel (which counsel is reasonably acceptable to the Indemnifying Party) and control its defense of any such Third Party Claim, with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnifying Party shall have failed promptly to employ counsel to defend such proceeding or otherwise failed to prosecute such defense with reasonable diligence. The Indemnified Party and Indemnifying Party will enter into a joint representation agreement with counsel reasonably acceptable to both parties, specifying that the Indemnifying Party shall at all times control the defense, unless the Indemnified Party agrees otherwise, in writing, that the Indemnifying Party shall have sole authority to settle or compromise the Third Party Claim, and the reasonable fees and expenses for such counsel to be paid by the Indemnifying Party; provided, however, in the event it is not legally possible for the same counsel to represent both the Indemnified Party and the Indemnifying Party because of conflicts of interest (e.g., the conflict of interest is non-waivable), then the Indemnifying Party shall pay the reasonable fees and expenses of both counsels to the extent such fees and expenses are directly related to defending the claims for which the Indemnifying Party is responsible. The Indemnified Party shall have the right to employ separate counsel at its own cost and expense in the proceeding and, in such event, shall and shall have the right to, consult with the Indemnifying Party regarding the defense thereof; provided that, except as otherwise provided herein, the Indemnifying Party shall at all times control such defense of such proceeding. The Indemnifying Party may not settle or compromise the claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement or compromise includes a full release of all of the Indemnified Parties. The Indemnifying Party shall pay to or for the benefit of the Indemnified Parties in cash the amount for which such Indemnified Parties are entitled to be indemnified within thirty (30) days after the settlement or compromise of such Third Party Claim or the final nonappealable judgment of a court of competent jurisdiction. An Indemnifying Party shall not be liable for any settlement or compromise of any Third Party Claim without its consent.

9.5 Protection and Enforcement of Know-How and Trade Secrets. Licensor and Licensee will at all times during the Term use commercially reasonable efforts to preserve and protect the confidentiality of all portions of the Know-How and any other information that constitutes “trade secrets” as that term is defined in the Uniform Trade Secrets Act (the “Trade Secrets”). Furthermore, if it comes to the attention of Licensor that any Trade Secret has been misappropriated by any third party, then Licensor will use all reasonable efforts, including legal actions, to preserve and protect the confidentiality of the Trade Secret and to prevent such third party from any and all uses of the Trade Secret, so long as doing so is commercially reasonable to benefit either Licensor or Licensee.

9.6 Licensee’s Obligation to Notify Licensor of Possible Infringement or Misappropriation. Licensee shall promptly notify Licensor, in writing, if it comes to the attention of Licensee that any of the Patents is being infringed or any Trade Secret has been or is in danger of being misappropriated by any third party. Any such notice shall include a summary of relevant facts underlying Licensee’s belief as to such infringement or misappropriation.

9.7 Customers. If a customer of Licensee or a Sublicensee is contacted or sued by a Third Party Rights Holder with regard to an allegation of intellectual property infringement or misappropriation attributable to the use of the Licensed Property in accordance with the license granted in Section 2.1(a) herein (but not an Excluded Licensee Improvement), Licensee shall give Licensor prompt written notice that its customer has been so contacted or sued. Licensor shall promptly discuss with the Licensee’s or Sublicensee’s customer the nature and purpose of the claim or contact and negotiate with Licensee’s or Sublicensee’s customer, in good faith, the terms under which Licensor would undertake the defense and indemnity of the matter on Licensee’s or Sublicensee’s customer’s behalf, including, but not limited to, terms similar to those set forth in Section 9.2 and 9.4 of this Agreement.

ARTICLE X.

CONFIDENTIALITY.

10.1 Each Party shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that either Party may disclose such information: (a) to any of such Party’s Affiliates or to such Party’s officers, directors, employees and contractors to the extent such Persons need to know such information for the purposes of performing this Agreement, (b) to any prospective member of such Party’s Affiliates, and (c) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Article X and direct such Person to treat such information confidentially in accordance with this Article X, and the recipient Party shall be liable for any breach of the terms of this Article X by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (i) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party in violation of this Agreement, (ii) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential and the information was not received solely pursuant to a previous agreement between the Parties, (iii) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents, or (iv) subject to Section 10.2 below, to the tax treatment or tax structure of the transactions contemplated by this Agreement.

10.2 Notwithstanding anything to the contrary herein, either Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The tax structure and tax treatment of the transactions contemplated by this Agreement includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Agreement or any of the documents to be delivered in connection herewith.

10.3 If either Party is required to disclose any information required by this Article X to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least ten (10) days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in such Party’s attempts to seek to preserve the confidentiality thereof, including if such other Party seeks to obtain protective orders and/or any intervention.

ARTICLE XI.

GENERAL.

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or electronic mail, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for either Party as shall be specified by like notice):

If to Licensor:

ADA-ES, Inc.

9135 S. Ridgeline Blvd., Ste 200

Highlands Ranch, CO 80129

Attn: Mike Durham

Fax: (303) 734-0330

Email: miked@adaes.com

If to Licensee:

Clean Coal Solutions, LLC

3300 South Parker Road, Suite 615

Aurora, CO 80014

Attn: Jim Zerefos

Fax: (303) 751-4777

Email: jzerefos@cleancoalsolutions.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Attention: Tyler Harvey

Fax: (303) 899-7333

Email: tyler.harvey@hoganlovells.com

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed or e-mailed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three (3) business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one (1) business day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 11.1 but received on any day other than a business day or after business hours in the place of receipt will be deemed given on the next business day in that place.

11.2 Governing Law; Choice of Forum; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Colorado, without regard to conflicts of law principles. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF ARAPAHOE IN THE STATE OF COLORADO, OR THE FEDERAL COURT LOCATED NEAREST THERETO, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

11.3 Integration. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior representations, assurances, courses of dealing, agreements, and undertakings, whether written or oral, between the Parties concerning such subject matter. Notwithstanding any provision to the contrary in that certain Side Letter Agreement Regarding License of M-45 Technology, dated November 7, 2011, between the Parties (the “Side Letter”) or the Repayment Agreement, the Parties agree and acknowledge that this Agreement supersedes and replaces the Side Letter in its entirety, subject to the survival provisions specified in paragraph 1 thereof, and supersedes and replaces the Repayment Agreement in its entirety.

11.4 Titles and Headings. Titles and headings as used in this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision.

11.5 Assignment. Neither Party shall assign, sublease or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

(a) either Party may, without the need for consent from the other Party, make an Assignment of this Agreement to an Affiliate of such Party provided that such Affiliate assumes in writing all of the obligations of the Party making the Assignment, and in such event the assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment; and

(b) Licensee may, without the need for consent from Licensor, make an Assignment of this Agreement to any Person succeeding to the business of Licensee (whether by merger, equity purchase, or similar transaction) or to all or substantially all of Licensee’s assets.

11.6 Amendment; Modification, and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of either Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.7 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.8 Binding Effect; Third Parties. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Except with respect to the rights granted to Sublicensees pursuant to Section 5.3(b), nothing in this Agreement shall be deemed to grant any third party beneficiary or similar rights to any Person not a signatory to this Agreement.

11.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

11.10 Survivability on Termination. The provisions of Sections 9.2, 9.3, 9.4, and 9.7, and Articles V (Term and Termination), VI (Representations and Warranties), VII (Limitation of Liability), X (Confidentiality), and XI (General) shall survive the termination of the Term for any reason.

11.11 Remedies Cumulative; Injunctive Relief. Any and all remedies expressly conferred on a Party by this Agreement will be deemed cumulative with and not exclusive of any other remedy or remedies conferred hereby or available to such Party at law or in equity, and the exercise by a Party of any one remedy (or forbearance with respect to one or more available remedies) will not preclude the exercise of any other remedy. Each Party acknowledges and agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the other Party, for which money damages are an insufficient remedy. Thus, the Parties shall be entitled to seek injunctive relief in addition to all other remedies available at law in such event.

11.12 Further Assurances. Each Party shall execute and deliver to the other Party such further documents, instruments and assurances, and take such further actions, as may be reasonably requested by such other Party to fulfill the intent of the Parties hereto.

11.13 Construction. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole (including all Annexes, Exhibits and Schedules) and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Annex,” “Exhibit” or “Schedule” shall refer to an Annex, Exhibit or Schedule attached to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

ADA-ES, Inc.	Clean Coal Solutions, LLC

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Technology License Agreement]

EXHIBIT A

M-45 Technology

The Patents:

See the information contained in U.S. Patent Application No 13/471,015, entitled “Process to reduce emissions of nitrogen oxides and mercury from coal-fired boilers,” filed May 14, 2012, which Application claims the benefits of U.S. Provisional Application Serial No. 61/486,217, filed May 13, 2011, and Serial No. 61/543,196, filed October 4, 2011, of the same title, each of which was incorporated into the Application by reference.

The Process:

The M-45 Technology process involves the use of * (the “Chemical Reagents”) which are applied to the coal at the * as described below. The first Chemical Reagent, referred to as M-45 A, is a *. M-45 A mixes * with the coal *.

The second Chemical Reagent, referred to as M-45 B, is an * which reacts with the mercury in coal, resulting in *. As a result, more of the mercury is *.

As further described below, the * transports M-45 A and M-45 B to a *, where they are applied * to the coal. The Chemical Reagents are combined with the coal at a rate *. The application of each Chemical Reagent (M-45 A and M-45 B) is * and the rate of application is based on the *. After the coal is *, the resulting Refined Coal is transported to the power plant’s boiler(s) where it will be burned to produce steam for electricity production.

The System:

The M-45 Chemical Reagents can be delivered via a * or a *. The * consists of a * M-45 A NOx system and a * M-45 B Hg system. The * consists of a * M-45 A NOx system and the * M45 B Hg system described above.

For the *, the M-45 A NOx Chemical Reagent is delivered and placed in a * until it is transported to the delivery system, which adds the Chemical Reagent in a specified amount to the coal. The M-45 B Hg system stores the * Chemical Reagent in a *. The M-45 B Hg feed rate is added to the coal at a specified amount

For the *, the M-45 A NOx system stores the * Chemical Reagent in a * until it is transported to the delivery system. The M-45 A Chemical Reagent feed rate set point is determined by the * and the *.

Schedule 3.1(a)

Determination of Refined Coal Royalty Payment Calculation
Example
For the Calendar Quarter ended

Facility	*	*	*		Total
Tons produced	*	*	*		*

Tax Credit per ton	$6.46	$6.46	$6.46
Self Operated	*	*	*

Revenues:
Fixed and Contingent Lease Payments	*	*	*		*
Amortization of Prepaid Rents	*	*	*		*
Tax Credits Earned	*	*	*		*

Total Revenues	*	*	*		*

Operating Costs:
Payments to CCSS for direct costs	*	*	*		*	$* per ton Chemical and Op cost

Site License	*	*	*		*	$* per ton site fee
Depreciation of Equipment	*	*	*		*	Assumes 60 month depreciation of *Cap Ex
Other Direct Costs incurred by CCS	*	*	*		*	Perhaps insurance and other misc.

Total Costs	*	*	*	*	*

Pre-Tax Margin	*	*	*		*

Royalty Rate	*	*	*		*

* M-45 Royalty Amount	*	*	*		*

Royalty earned per ton	*	*	*		*

Schedule 3.1(c)

Determination of Mercury Control Royalty Payment Calculation
Example
For the Calendar Quarter ended

Facility	*	*	*		Total
Tons produced	*	*	*		*
Per Ton Rate for Mercury Only Control	*	*	*

Revenues:
Earnings from Hg Control	*	*	*		*

Total Revenues	*	*	*		*

Operating Costs:
Payments to CCSS for direct costs	*	*	*		*	* per ton chem and Op cost assumed
Depreciation of Equipment	*	*	*		*	Fully depreciated
Other Direct Costs incurred by CCS	*	*	*		*	Perhaps insurance and other misc.

Total Costs	*	*	*	*	*

Pre-Tax Margin	*	*	*		*

Royalty Rate	*	*	*		*

* Mercury Control Royalty Amount	*	*	*		*

Royalty earned per ton	*	*	*		*